    As filed with the Securities and Exchange Commission on August 17, 1999
                                                     Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                            -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                               MCI WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

                     GEORGIA                        58-1521612
         (State or other jurisdiction of         (I.R.S. Employer
         incorporation or organization)         Identification No.)

                            500 CLINTON CENTER DRIVE
                           CLINTON, MISSISSIPPI 39056
                         (Address, including zip code,
                  of registrant's principal executive offices)



             MCI WORLDCOM, INC. 1997 STOCK OPTION PLAN, AS AMENDED
--------------------------------------------------------------------------------
                          (Full title of the plan(s))

                            P. BRUCE BORGHARDT, ESQ.
                               MCI WORLDCOM, INC.
                      10777 SUNSET OFFICE DRIVE, SUITE 330
                           ST. LOUIS, MISSOURI 63127
                                 (314) 909-4100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                        -------------------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
                                                       Proposed maximum         Proposed maximum
 Title of securities to    Amount to be registered    offering price per       aggregate offering     Amount of registration
      be registered                                        share(1)                 price(1)                    fee
------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par          160,000,000
value, and associated              shares(3)                $75.7188              $11,601,417,755            $3,225,195
preferred stock purchase
rights(2)
------------------------------------------------------------------------------------------------------------------------------

         1 Computed pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of determining the registration fee. Proposed maximum offering price represents (i) the weighted average price per share based on the exercise price of stock options already granted and (ii) the average high and low reported market prices of the Registrant's Common Stock on August 10, 1999 with respect to securities for which options have not been granted.

         2 Each share of Common Stock also represents one preferred stock purchase right. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional filing fee.

         3 This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to antidilution provisions.

         This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on this form relating to the same employee benefit plan is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by WorldCom, Inc., now known as MCI WORLDCOM, Inc., ("MCI WorldCom" or the "Company") with respect to the WorldCom, Inc. 1997 Stock Option Plan (the "Plan"), on June 27, 1997, Registration No. 333-30279, are incorporated by reference into this Registration Statement.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by MCI WorldCom (formerly Resurgens
Communications Group, Inc.) under File No. 000-11258 (formerly File No. 1-10415, in the case of Resurgens) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference and shall be deemed to be a part hereof.

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "MCI WorldCom 1998 Form 10-K");

         2. The Company's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999;

         3. MCI WorldCom's Current Report on Form 8-K/A dated August 26, 1996 (filed December 19, 1997), Form 8-K/A-3 dated November 9, 1997 (filed May 28, 1998) and Form 8-K dated July 12, 1999 (filed July 12, 1999)

         4. The description of the Company's (formerly Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in the Company's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to the Company's Special Meeting of Shareholders held on December 20, 1996, under the following captions: "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders" and the descriptions contained in the Company's Proxy Statement dated April 23, 1999 under the following captions: "Approval of Amendment to Second Amended and Restated Articles of Incorporation, as Amended, To Increase Authorized Shares of Common Stock" and "Future Proposals of Security Holders."

         5. The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A dated August 26, 1996, as updated by the Company's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997); and

         6. The description of the Company's Series B Convertible Preferred Stock contained in the Company's Registration Statement on Form 8-A dated November 13, 1996.

         All documents filed by MCI WorldCom with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of the Company or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

         The provisions of Article Ten of the Company's Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of the Company shall be limited to the fullest extent permitted by amendments to Georgia law.

         Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of the Company for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of the Company) in which he or she is made a party by reason of being a director of the Company and of directors who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

         A Georgia corporation may not indemnify a director under Section 14-2-851: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

         Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of disinterested directors; (ii) a duly designated committee of disinterested directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

         A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of the Company, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

         The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under
Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

         Section 14-2-857 of the Georgia Code provides that an officer of the Company (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, the Company may, as provided by either the Company's Second Amended and Restated Articles of Incorporation, as amended, the Company's Restated Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         The indemnification provisions of Article X of the Company's Restated Bylaws and Article Twelve of the Company's Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the Georgia Code. However, the Company's Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, the Company's best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause to believe his or her conduct was unlawful, or in the case of a proceeding by or in the right of the Company, in which such director was adjudged liable to the Company, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. The Company's Restated Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

ITEM 8. EXHIBITS

         See Exhibit Index.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi on August 17, 1999.

                                                MCI WORLDCOM, INC.



                                                By: /s/ Scott D. Sullivan
                                                    -----------------------
                                                    Scott D. Sullivan
                                                    Chief Financial Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, Scott D. Sullivan, and Charles T. Cannada, and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                                                     Title                             Date
----                                                     -----                             ----


/s/ Clifford L. Alexander, Jr.                           Director                          August 17, 1999
---------------------------------------
Clifford L. Alexander, Jr.

/s/ James C. Allen                                       Director                          August 17, 1999
---------------------------------------
James C. Allen

/s/ Judith Areen                                         Director                          August 17, 1999
---------------------------------------
Judith Areen

/s/ Carl J. Aycock                                       Director                          August 17, 1999
---------------------------------------
Carl J. Aycock

/s/ Max E. Bobbitt                                       Director                          August 17, 1999
---------------------------------------
Max E. Bobbitt

/s/ Bernard J. Ebbers                                    Director, President and           August 17, 1999
---------------------------------------                  Chief Executive Officer
Bernard J. Ebbers                                        (Principal Executive Officer)

/s/ Francesco Galesi                                     Director                          August 17, 1999
---------------------------------------
Francesco Galesi

/s/ Stiles A. Kellett, Jr.                               Director                          August 17, 1999
---------------------------------------
Stiles A. Kellett, Jr.

/s/ Gordon S. Macklin                                    Director                          August 17, 1999
---------------------------------------
Gordon S. Macklin

/s/ John A. Porter                                       Director                          August 17, 1999
---------------------------------------
John A. Porter

/s/ Timothy F. Price                                     Director                          August 17, 1999
---------------------------------------
Timothy F. Price

/s/ Bert C. Roberts, Jr.                                 Chairman of the Board             August 17, 1999
---------------------------------------
Bert C. Roberts, Jr.

/s/ John W. Sidgmore                                     Director                          August 17, 1999
---------------------------------------
John W. Sidgmore

/s/ Scott D. Sullivan                                    Director and Chief Financial      August 17, 1999
---------------------------------------                  Officer (Principal Financial
Scott D. Sullivan                                        Officer and Principal
                                                         Accounting Officer)

/s/ Lawrence C. Tucker                                   Director                          August 17, 1999
---------------------------------------
Lawrence C. Tucker

/s/ Juan Villalonga                                      Director                          August 17, 1999
---------------------------------------
Juan Villalonga

                                 EXHIBIT INDEX


   EXHIBIT
   NUMBER                         DESCRIPTION
   -------                        -----------

     4.1          Second Amended and Restated Articles of Incorporation of MCI
                  WORLDCOM, Inc. (including preferred stock designations) as amended as of May 20, 1999 (incorporated herein by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999) (File No.
                  0-11258)

     4.2 Restated Bylaws of MCI WORLDCOM, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated September 14, 1998) (filed September 29,
                  1998)) (File No. 0-11258)

     5.1 Opinion of P. Bruce Borghardt as to the legality of the Securities to be issued

     23.1         Consent of Arthur Andersen LLP

     23.2         Consent of PricewaterhouseCoopers LLP

     23.3         Consent of KPMG LLP

     23.4         Consent of Arthur Andersen LLP

     23.5         Consent of P. Bruce Borghardt (included in Exhibit 5.1)

     24.1         Power of Attorney (included in Signature Pages)